CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Aegis Funds and to the use of our report dated February 28, 2018 on the financial statements and financial highlights of Aegis Value Fund, a series of shares of beneficial interest in Aegis Funds. Such financial statements and financial highlights appear in the December 31, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
April 25, 2018